Mechanical Technology, Incorporated and subsidiary, EcoChain, Inc. Announce Appointment of Will Hazelip to Board of Directors

Senior Level and Accomplished Leader in the Energy Industry

ALBANY, N.Y., February 23, 2021 - Mechanical Technology, Incorporated ("MTI" or the "Company"), (OTCQB: MKTY), the parent company of MTI Instruments, Inc. and EcoChain, Inc. ("EcoChain"), a cryptocurrency mining business powered by renewable energy, announced today that its Board of Directors has appointed William Hazelip ("Will" or "Mr. Hazelip") as a member of the Board, effective immediately. MTI's Board of Directors now has seven members, including Mr. Hazelip.  Mr. Hazelip will be placed in the class of directors with a term that will expire in 2023.

To support our rapidly growing EcoChain business, the Company intends to bolster the Boards' expertise. Knowledge of the power generation and transmission business, as well as project finance, will be vital to the Company as it continues to scale EcoChain.

Will is an accomplished leader in the energy industry, with deep experience in utility project development, financing, regulation, and operations. He currently serves as President, Global Transmission (US) and Strategic Growth, for National Grid Ventures ("NGV").  In this role Will develops new business opportunities in electric transmission, energy storage, and renewable energy.  Previously, he was the Managing Director, Business Development at Duke Energy Corporation and the President of Path 15 Transmission, an independent electric transmission company in California, where he led the acquisition for Duke Energy Corporation. Mr. Hazelip also provides extensive Board experience having served as the Chairman of the Board of a multi-billion dollar natural gas pipeline company, the Vice-Chairman of the Board of a growing electric transmission company, and a Board Representative of a renewable energy and battery storage joint venture with NextEra Energy Resources.

Michael Toporek, CEO of MTI, commented, "Mr. Hazelip's extensive knowledge of electric and gas transmission systems across the U.S. and Europe are a good fit to assist us in scaling the Company's rapidly growing EcoChain business. Will's experience will be invaluable to the Company.  We are delighted to welcome him to the Board."

Will added, "I am excited to lend my power generation and transmission expertise and insight to the Board and the Company's innovative subsidiary, EcoChain. With multiple projects underway and the business poised to scale, EcoChain is on the cusp of meaningful growth, and I look forward to working with my fellow Board members to achieve the Company's strategic goals."

As the senior executive leader of NGV in the U.S., Will oversees business units with existing partnerships worth approximately $750 million, that produce approximately $50 million in annual operating profit with $700 million of secured growth and expected future growth to $3 billion over the next decade. He is responsible for delivering financial returns, establishing new businesses and partnerships, and identifying new opportunities to lead the clean energy transition.

Mr. Hazelip began his career as an Area Director for CWL Investments, LLC, a Michigan investor group, that owns and operates restaurant franchises including Jimmy John's Gourmet Sandwich Shops. Will earned a Bachelor of Arts, from Emory University, Atlanta, GA, and an International Master of Business Administration (IMBA), from the Moore School of Business, University of South Carolina, Columbia, SC.

About MTI

MTI is the parent company of MTI Instruments, Inc. and EcoChain, Inc. Through MTI Instruments, MTI is engaged in the design, manufacture and sale of test and measurement instruments and systems that use a comprehensive array of technologies to solve complex, real world applications in numerous industries, including manufacturing, electronics, semiconductor, solar, commercial and military aviation, automotive and data storage. Through EcoChain, MTI is developing cryptocurrency mining facilities powered by renewable energy that integrate with the blockchain network. For more information about MTI, please visit https://www.mechtech.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Contact Information:

Jess Olszowy

jolszowy@mtiinstruments.com

Investor Relations:

Kirin Smith, President

PCG Advisory, Inc.

646.823.8656

Ksmith@pcgadvisory.com

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